UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  NAME AND ADDRESS OF REPORTING PERSON*

Donahue                             John                         C.

(LAST)                              (FIRST)                      (MIDDLE)

c/o Federated Investors Inc.
Federated Investors Tower

(STREET)

Pittsburgh                          PA                           15222-3779

(CITY)                              (STATE)                      (ZIP)

2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
        5/13/98

3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
        Federated Investors Inc.    FII

5.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER:  (CHECK ALL IF APPLICABLE)
__X___Director                    _________10% Owner
__X___Officer (give title below)  _________Other (specify below)

        President and Chief Executive Officer

6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)
5/13/98

7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)

___X___  Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. TITLE OF SECURITY                   2.  AMOUNT OF     3. OWNERSHIP      4. NATURE OF INDIRECT
   (INSTR. 4)                              SECURITIES       FORM:             BENEFICIAL OWNERSHIP

                                           BENEFICIALLY     DIRECT (D)        (INSTR. 5)
                                           OWNED            OR INDIRECT
                                           (INSTR. 4)       (I) (INSTR.

                                                            5)

Class B Common Stock                   582,000           I                 By Thomas J. Hickey as
                                                                           custodian for minor

                                                                           children

Class B Common Stock                   1,095,780         I                 By Thomas R. Donahue as
                                                                           custodian for minor

                                                                           children

Class B Common Stock                   3,545,448         D

Class B Common Stock                   838,890           I                 By Power of Attorney

Class A Common Stock                   6,000             I                 By J. Christopher
                                                                           Donahue, John F. Donahue
                                                                           and Rhodora J. Donahue,
                                                                           as Trustees of the Voting
                                                                           Shares Irrevocable trust
                                                                           U/A dated May 31, 1989,
                                                                           of John F. Donahue &
                                                                           Rhodora J. Donahue



     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).




               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)




1. TITLE OF DERIVATIVE SECURITY         2.  DATE EXERCISABLE                    3.  TITLE AND AMOUNT OF SECURITIES UNDERLYING
   (INSTR. 4)                               AND EXPIRATION                      DERIVATIVE SECURITY (INSTR. 4)
                                            DATE
                                           (MONTH/DAY/YEAR)
                                            Date             Expiration            Title            Amount or Number of
                                            Exercisable      Date                                   Shares




4. CONVERSION OR EXERCISE               5.  OWNERSHIP FORM OF DERIVATIVE        6.  NATURE OF INDIRECT OR BENEFICIAL
   PRICE OF DERIVATIVE SECURITY             SECURITY:  DIRECT (D) OR                OWNERSHIP  (Instr. 5)
                                            INDIRECT (I)  (Instr. 5)





     ** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/ JOHN C. DONAHUE                         FEBRUARY 1, 1999
--------------------------------------      ---------------------------
**Signature of Reporting Person                                        Date